Exhibit 99.1

Contacts:
Sujan Jain	Kristine Mozes
Transmeta Corporation	Mozes Communications LLC
(408) 919-3000	(781) 652-8875
TRANSMETA CORPORATION CONFIRMS FIRST LONGRUN2 LICENSEE HAS ACHIEVED VOLUME PRODUCTION
Transmeta Expects Production Royalty Revenue in Q1 2008
SANTA CLARA, CA. – February 6, 2008 — Transmeta Corporation (NASDAQ: TMTA) today confirmed that its first licensee began its production ramp of the first commercial product licensed to use Transmeta’s LongRun2 technologies and has achieved volume production levels. As a result, Transmeta expects to recognize approximately $215,000 in royalty revenue in the first quarter of 2008 for products using Transmeta’s LongRun2 technologies that were sold by its licensee during the fourth quarter of 2007. This compares with sample production royalty revenues of approximately $1,000 and $2,000 that the Company recognized from its first licensee in the third and fourth quarters of 2007, respectively.
“We are very pleased that the first commercial product licensed to use our LongRun2 technologies is now in volume production,” said Les Crudele, president and chief executive officer of Transmeta. “This is an important milestone and highlights the long-term opportunity of our IP licensing business.”
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We are presently focused on developing and licensing our advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices, and in licensing our computing and microprocessor technologies to other companies. To learn more about Transmeta, visit www.transmeta.com.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include uncertainty about the adoption and market acceptance of our technology offerings by current and potential customers and licensees, our inability to predict or ensure that third parties will license our technologies or use our technologies to generate royalties, difficulties in developing our technologies in a timely and cost effective manner, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-Q, 10-K and 8-K, which describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
Transmeta and LongRun2 are trademarks of Transmeta Corporation. All other product or service names mentioned herein are the trademarks of their respective owners.
###